Exhibit 1

Ashland always solving Dear Fellow Shareholder: Ashland is making substantial and tangible progress in its transformation into a leaner, more cost-competitive and growth- oriented specialty chemicals company. Under the leadership of Ashland’s chairman and chief executive officer William Wulfsohn, the company developed a new strategic plan that has already driven cost savings, investment in innovation and organizational changes designed to improve the way we work with customers and enhance value for shareholders. OUR PLAN IS WORKING, AS EVIDENCED BY: Strong fiscal 2018 financial results Progress on our EBITDA margin acceleration program Significantly reduced costs Total shareholder returns (“TSR”) exceeding the S&P MidCap 400 and our proxy peers1 over the short- and long-term Support from large Ashland shareholders and independent industry analysts We strongly urge you to protect the value of your investment by voting FOR the election of ALL of your board of directors’ nominees at the February 8, 2019 Annual Meeting by using the enclosed BLUE proxy card today.

Despite this progress, a small hedge fund, Cruiser Capital Master LP (“Cruiser”) is seeking to replace Ashland’s highly-qualified directors with individuals who do not bring additive skills to the board. We believe their nomination is a self-serving attempt by Cruiser, a dissident shareholder, to exert influence without bringing forward any new ideas to unlock additional shareholder value. Your board of directors is committed to overseeing the continued execution of Ashland’s strategy and brings the necessary skills and expertise to continue to deliver on our financial and strategic objectives. The board has also made significant refreshment and board changes with input from Ashland’s shareholders, including the addition of Craig A. Rogerson to the board’s slate and the planned appointment of two new independent directors. We are confident that together your board and management team will continue to lead Ashland forward and enhance value for all shareholders. ASHLAND’S BOARD HAS TAKEN DECISIVE ACTION TO REFRESH ITS BOARD IN CONSULTATION WITH SHAREHOLDERS On January 14, 2019, Ashland announced significant changes to the composition and leadership of its board of directors. These actions were taken following Ashland’s commitment to Neuberger Berman regarding board refreshment. The changes include: The addition of two new independent directors, one to be added following a search beginning after the 2019 Annual Meeting and a second to be appointed during the course of fiscal year 2019. Ashland will create a list of candidates to be considered for appointment to the board, in consultation with Neuberger Berman, and with input from other shareholders. The two new independent directors will be appointed consistent with the board’s disciplined board process and with the assistance of Russell Reynolds Associates, a leading executive search firm. Michael J. Ward, having provided outstanding service on the Ashland board for 18 years, has indicated he will retire from the board following the appointment of the first new independent director Jay V. Ihlenfeld, current director with executive, operational and chemical industry experience, will be appointed lead independent director Mark C. Rohr, current director, will be appointed chair of the Governance & Nominating Committee and Kathleen Wilson-Thompson, current director, will be appointed chair of the Compensation Committee On January 2, 2019, the board also announced that it has added Craig Rogerson to the board’s slate of nominees, following extensive dialogue with several major shareholders. Following these three appointments, eight of Ashland’s directors will have been added to the board since 2015. These actions demonstrate Ashland’s history of continued board refreshment and taking shareholder feedback that will advance the company seriously. NEUBERGER BERMAN, LARGE ASHLAND SHAREHOLDER, SUPPORTS OUR NOMINEES AND STRATEGIC INITIATIVES UNDERWAY Neuberger Berman, one of the company’s largest shareholders and a long-term Ashland shareholder of over five years, has announced it will vote for Ashland’s nominees for election at Ashland’s 2019 Annual Meeting.

Charles Kantor, Neuberger Berman Managing Director and Senior Portfolio Manager: January 14, 2019: “We greatly appreciate Ashland’s spirit of collaboration and openness to enhancing the company’s corporate governance practices. Additionally, we look forward to continuing to communicate our views on capital allocation and incentive compensation design in an effort to further align and reward decision making that maximizes long-term value for Ashland’s enviable asset base. Our firm has been a longtime investor in Ashland and supports the strategic initiatives currently underway; accordingly, we will vote for the full Ashland slate of nominees at the upcoming Annual Meeting. Finally, we look forward to working closely with Ashland to aid in selecting the best qualified candidates to further strengthen the board of directors.” ASHLAND REGULARLY ENGAGES WITH ITS SHAREHOLDERS Further illustrating Ashland’s commitment to engaging with shareholders, in fiscal 2018, Ashland went on eight non-deal roadshows, attended 11 investor conferences and had over 500 interactions with shareholders. This includes eight interactions in 2018 with Cruiser (five conference calls and three in-person meetings). In 2017, Ashland had 15 interactions with Cruiser (13 conference calls, one in-person meeting at an investor conference and one discussion at our Investor Day). INDEPENDENT INDUSTRY ANALYSTS RECOGNIZE WE ARE TAKING THE RIGHT STEPS TO DRIVE VALUE…Importantly, independent industry analysts are also supportive of our strategic plan and board enhancements and believe the board and management team are taking decisive action to drive value.2 Credit Suisse: January 14, 2019: “Given Neuberger’s stature with the investment community, credibility and substantive suggestions, we believe [Ashland’s January 14, 2019] announcements are positives.” SunTrust: November 28, 2018: “As activist investors take aim at ASH, management remains focused on implementing a no-excuses culture and delivering on its targets.” Deutsche Bank: November 15, 2018: “We view Ashland’s sale of its Composites business and Marl, Germany butanediol (BDO) facility as a strong positive as i) the sale completes Ashland 13-year journey to becoming a pure-play, high-margin specialty chemical company and ii) pre-tax proceeds of $1.1B and after-tax proceeds of $1.0B were in-line-to-slightly better than our estimates.” …AND ARE DELIVERING ON OUR COST SAVINGS AND DEBT REDUCTION PLANS WHILE IMPROVING PROFITABILITY AND DRIVING GROWTH Credit Suisse: December 14, 2018: “The bottom line is “new ASH” is checking the boxes to ensure it is properly credited for its profit outlook, as well as balance sheet optionality.” KeyBanc: November 8, 2018: “We… believe management is getting the job done improving profitability and supporting growth initiatives.” Deutsche Bank: November 7, 2018: “FQ4 marked ASI’s 3rd consecutive quarter of organic growth and margin recovery… growing evidence that ASI is a high-quality specialty chemical company”

ANALYSTS HAVE EVEN EXPRESSED CONFUSION AS TO CRUISER'S MOTIVATIONS GIVEN ASHLAND'S DECISIVE ACTIONS TO DRIVE VALUE

SunTrust: November 28, 2018: "***Many investors we speak to have expressed confusion over the objectives of Cruiser Capital's (Private) activist campaign****, and are worried that a proxy contest could be a distraction for ASH management. Some [investors] noted that* ***Mr. Wulfsohn is already managing the company like an activist****, selling off the remaining commodity business for a reasonable price and initiating a cost savings program.* ***We believe ASH is focused on its core agenda of continuing the solid growth momentum of the last three quarters, delivering on its cost savings and margin targets and paying down debt.***"

REPLACING ASHLAND'S DIRECTORS WITH CRUISER'S CANDIDATES COULD DERAIL ASHLAND'S STRONG PROGRESS ON A STRATEGY THAT IS DELIVERING RESULTS

Your board's directors are collectively and individually powerful advocates for shareholders, and they are successfully overseeing the execution of Ashland's plan.

The interests of each of Ashland's current board members are closely aligned with shareholders. Do not be misled by Cruiser. **Together, the independent members of the Ashland board beneficially own more than 280,000 shares of Ashland common stock. Contrary to Cruiser's claims that its fund and nominees are invested in Ashland's future, the most recently reported trading actions of Cruiser and one of its nominees, Allen Spizzo, were sales of Ashland stock.[3]**

Cruiser is seeking to remove four highly qualified Ashland nominees, including Mr. Wulfsohn, Mr. Cummins, Mr. Dempsey, and Mr. Ward. These directors bring unique experience and knowledge to the board and skills critical to the execution of our strategy.

Importantly, Cruiser's attempt to remove Mr. Wulfsohn, Ashland's chairman and chief executive officer, from the board of directors would be highly disruptive to Ashland and its ongoing efforts to drive value. The overwhelming majority of CEOs of public companies are members of the board, consistent with basic corporate governance principles. ***Cruiser's attempt to remove Ashland's CEO from the board illustrates its ignorance of corporate governance best practices, despite its effort to paint themselves as experts in that regard.***

Ultimately, removing any of these nominees from the board would seriously jeopardize Ashland's demonstrated success in executing its strategy.

ASHLAND HAS DELIVERED STRONG SHAREHOLDER RETURNS

Since Mr. Wulfsohn became CEO of Ashland in January 2015, he has been instrumental in leading the company's management team to execute on its transformation, which has driven strong TSR that has outperformed its proxy peers[1], along with the S&P MidCap 400, the index in which Ashland is included, and the S&P MidCap 400 Chemicals[4],[5]

Total Return Summary	Last One Year (12/31/17)	Since VVV Spin Completion (5/12/17)	Last Three Years (12/31/15)	Last Five Years (12/31/13)
Ashland	1%	22%	47%	60%
Proxy Peers[1]	(21%)	(6%)	26%	18%
S&P MidCap 400	(11%)	(1%)	25%	34%
S&P MidCap 400 Chemicals[4]	(22%)	(15%)	25%	29%

ASHLAND’S NOMINEES WHO ARE BEING TARGETED BRING EXPERIENCE CRITICAL TO ASHLAND’S BUSINESS WILLIAM A. WULFSOHN Chairman and Chief Executive Officer, Ashland More than 30 years of global chemicals and industrial experience Offers critical continuity through Ashland’s evolution, from the strategic decisions to separate Valvoline and transform the chemicals portfolio, to the work building a high performing team and establishment of the strategic plan that is driving Ashland’s success today Previous CEO experience at Carpenter Technology Corporation Director of PolyOne Corporation, a publicly-traded, specialized materials company BRENDAN CUMMINS Former Chief Executive Officer, Ciba Specialty Chemicals Highly experienced chemicals industry executive with more than 40 years of industry and leadership experience M&A, finance and international expertise Former Consultant, The Valence Group Director of Nanoco Group PLC (publicly-traded), Perstorp Group and Tom Murphy Car Sales Ltd Serves on Audit Committee and served as Chair of the Governance & Nominating Committee for Ashland board WILLIAM G. DEMPSEY Former Executive VP, Global Pharmaceuticals, Abbott Laboratories Held various executive positions at Abbott Laboratories for 25 years Significant pharmaceutical and international operations experience Chairman of publicly-traded Hill-Rom Holdings and Landauer Inc. Serves on Audit, Governance & Nominating and Environmental, Health, Safety and Quality Committees for Ashland board MICHAEL J. WARD Retired Chairman and CEO, CSX Corp. Has announced his retirement, effective following the appointment of the first new independent director, which will take place after the 2019 Annual Meeting 18 years of service to the Ashland board with significant contributions Spent 40 years serving in various executive positions with CSX Corp., one of the nation’s premier transportation and logistics companies Affiliated with The Florida Council of 100, The Business Roundtable, the Hubbard House Foundation, Edward Waters College Foundation and Michael Ward Foundation Director of PNC Financial Services Group, Inc. and Contura-Energy Inc., publicly-traded companies Serves on Compensation and Governance & Nominating Committees for Ashland board Ashland’s additional nominees up for election are experienced leaders with a broad range of skills that benefit our collective board. This includes Craig Rogerson, who Ashland recently added to the board’s slate following extensive discussions with several major shareholders. Mr. Rogerson has significant leadership and chemical industry experience and is the chairman, president and chief executive officer of Hexion Inc. He previously served in a number of senior roles at Hercules Inc. (“Hercules”), including president, chief executive officer and director from 2003 until its acquisition by Ashland in 2008. Mr. Rogerson is the third director recommended by shareholders that Ashland has nominated over the past five years.

We strongly recommend that you elect the Ashland director nominees by voting the BLUE proxy card today FOR ALL 11 of Ashland’s qualified and experienced director nominees. ASHLAND EVALUATED CRUISER CAPITAL’S CANDIDATES AND DETERMINED THEY WERE NOT ADDITIVE TO THE COMPOSITION OF THE BOARD With the assistance of Russell Reynolds, Ashland undertook a thorough review of Cruiser’s four nominees and determined with the unanimous support of the board that the nominees were not additive to the skills and expertise of the existing board members. Importantly, the process followed with respect to the Cruiser nominees is Ashland board’s standard practice for reviewing potential candidates and is the same process that led to Jerome A. Peribere, who was recommended by Cruiser, being appointed to the board last year. Mr. Peribere fully supports Ashland’s slate of nominees for the upcoming Annual Meeting. In addition, contrary to Cruiser’s incorrect assertions, Ashland chairman and chief executive officer Mr. Wulfsohn, and Governance and Nominating Committee Chair Mr. Cummins, also met with two of Cruiser’s nominees, William H. Joyce and Mr. Spizzo, on December 21, 2018. Mr. Wulfsohn and Mr. Cummins evaluated their feedback and followed up with an email offering to meet with them again in person for a more detailed discussion. However, despite an initial meeting and an open offer for an additional meeting, Cruiser’s nominees have not provided the board or management team with any new ideas to drive value. ASHLAND’S COMPENSATION COMMITTEE HAS DESIGNED A COMPENSATION PROGRAM TO DRIVE SHAREHOLDER VALUE – AND IT IS WORKING The Compensation Committee of the Ashland board carefully considers the most effective ways to motivate and incentivize management to accomplish specific strategic goals and drive long-term value. Objective, tailored metrics with challenging performance targets are chosen annually to align our compensation program with our strategic plan and effectively align the interests of management with shareholders.

For instance, in 2018, the Compensation Committee specifically selected Adjusted EBITDA and free cash flow as annual metrics to focus management on profitability and the optimization of cash flow; a cost reduction modifier added to the annual metrics for certain senior leaders in 2019 focuses management on costs and overhead. Half of executive equity awards are tied to long-term profitability and will be forfeited entirely unless Ashland meets meaningful EPS growth thresholds. Ashland has also announced that, beginning in calendar year 2019, it will reinstitute a return on capital metric with respect to such awards as well. As an additional backstop, a relative TSR modifier applies to equity payouts. All of our compensation plans are designed to create a pay-for-performance culture, and we grant a high percentage of at-risk compensation. In fiscal 2018, our CEO’s total direct compensation was 68% performance-based. We believe our emphasis on a pay-for-performance culture has guided our performance – Ashland’s TSR of 60% has outperformed the S&P MidCap 400’s TSR of 34% over the last five years5. In fact, we recently announced that the board will appoint Ms. Wilson-Thompson as chair of the Compensation Committee demonstrating our continued commitment to ensuring our compensation practices and policies are evaluated and aligned with shareholder’s interests. Reflecting our strong governance practices, we have revised our corporate governance guidelines to require that the chair of the Compensation Committee and the Governance and Nominating Committee must rotate at least once every four years. In addition, the board adopted an amendment to the Audit Committee Charter, giving the Audit Committee responsibility for reviewing and assisting the board in its oversight of the company’s capital allocation framework, including prioritization, significant decisions and risk considerations relating to the company’s financial resources, capital structure and investments and uses of cash. We strongly believe Ashland has the right team and strategy in place to achieve its objectives, and urge you to support our progress. Your board of directors unanimously recommends that you vote FOR the election of ALL of your board of directors’ nominees using the enclosed BLUE proxy card today. We thank you for your continued support. Sincerely, THE ASHLAND BOARD OF DIRECTORS

YOUR VOTE IS EXTREMELY IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. If you have any questions or require any assistance with voting your shares, please contact Ashland’s proxy solicitor: Innisfree M&A Incorporated STOCKHOLDERS MAY CALL TOLL-FREE 1 (877) 456-3402  BANKS AND BROKERS MAY CALL COLLECT 1 (212) 750-5833 Remember, your board of directors does not endorse any of the Cruiser nominees and strongly urges you not to sign or return any White proxy card sent to you by Cruiser. If you have previously voted using a White proxy card sent to you by Cruiser, you can revoke that proxy by using the enclosed BLUE proxy card to vote by Internet, by telephone or by signing, dating and returning the BLUE proxy card today. Only your last-dated proxy will count! NOTES 1 Proxy peers include Albemarle Corporation, Axalta Coating Systems, Cabot Corporation, Celanese Corporation, Eastman Chemical Company, FMC Corporation, H.B. Fuller Company, Huntsman Corporation, International Flavors & Fragrances, NewMarket Corporation, Olin Corporation, Platform Specialty Products Corporation, PolyOne Corporation, RPM International Inc., W. R. Grace and Company, and Westlake Chemical Corporation. A. Schulman not included due to acquisition by Lyondell Basell completed on August 21, 2018. 2 Permission to use quotes was neither sought nor obtained. Emphasis added. 3 Source: Cruiser Capital’s definitive proxy filed on January 7, 2019. 4 S&P MidCap 400 Chemicals index consists of 11 chemicals companies in the S&P MidCap 400 index: Ashland Global Holdings Inc., Cabot Corporation, The Chemours Company, Minerals Technologies Inc., NewMarket Corporation, Olin Corporation, PolyOne Corporation, RPM International Inc., Scotts Miracle-Gro Company, Sensient Technologies Corporation, Valvoline Inc. 5 Source: Bloomberg as of December 31, 2018. FORWARD-LOOKING STATEMENTS This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to timemake forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. These statements include, but may not be limited to, Ashland’s assessment on its progress towards becoming a premier specialty chemicals company and its expectations regarding its ability to drive sales and earnings growth, realize further cost reductions and complete the anticipated divestiture of its Composites business and Marl BDO facility. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the program to eliminate certain existing corporate and Specialty Ingredients expenses (including the possibility that such cost eliminations may not occur or may take longer to implement than anticipated), the expected divestiture of its Composites segment and the Marl BDO facility, and related merchant I&S products (including, in each case, the possibility that a transaction may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction), the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); Ashland’s ability to generate sufficient cash to finance its stock repurchase plans; severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this communication whether as a result of new information, future events or otherwise. IMPORTANT INFORMATION On January 2, 2019, Ashland filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “proxy statement”) and blue proxy card in connection with its 2019 Annual Meeting, which is available free of charge at the SEC’s website at www.sec.gov and Ashland’s website at http://investor.ashland.com. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND. CERTAIN INFORMATION REGARDING PARTICIPANTS Ashland, its directors, director nominees and certain of its officers, including William A. Wulfsohn, Brendan Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Craig A. Rogerson, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson, J. Kevin Willis, Peter J. Ganz and Seth A. Mrozek, will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting of Stockholders. Information regarding the ownership of the Company’s directors and executive officers in the company by security holdings or otherwise is included in Ashland’s proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on January 2, 2019. To the extent holdings of Ashland securities have changed since the amounts printed in the proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of the proxy statement and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.